EXHIBIT 16.1

July 11, 2011
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Cross Timbers Royalty Trust and, under the date of February 24, 2011, we reported on the financial statements of Cross Timbers Royalty Trust as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010. On July 7, 2011, we were dismissed. We have read Cross Timbers Royalty Trust’s statements included under Item 4.01(a) of its Form 8-K dated July 12, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with Cross Timbers Royalty Trust’s statement that the change was recommended and approved by the Trustee of Cross Timbers Royalty Trust, U.S. Trust, Bank of America Private Wealth Management or the stated reason for changing principal accountants.

Very truly yours, (Signed) KPMG LLP